MASTER CREDIT, SECURITY, AND ACCOUNT PURCHASE AGREEMENT

THIS MASTER CREDIT, SECURITY, AND ACCOUNT PURCHASE AGREEMENT (this **"Master Credit and Purchase Agreement"** or **"Agreement"**) is made as December 31, 2025, by and between **GENEFIC, Inc.**, a Wyoming Corporation, **GENEFIC HOLDINGS 1, Inc.,** a Wyoming Corporation, and **GENEFIC RX DX, Inc.,** a Wyoming Corporation, **GENEFIC HOLDINGS 2, Inc.**, a Wyoming Corporation, **BOOST DIAGNOSTICS, Inc.**, a Wyoming Corporation, **IV Services, LLC D/B/A Genefic Infusion RX,** a Louisiana Limited Liability Company, **Genefic Specialty RX, Inc. D/B/A Genefic Specialty Pharmacy,** an Alabama Corporation and all Credit Parties (further defined herein) listed in Exhibit A hereto (collectively "Company" or "Credit Party") and **IBS Private Credit Fund IV, LLC.**, a Florida Limited Liability Company ("Secured Party" or "Secured Party").

RECITALS

WHEREAS, Company has requested that Secured Party make available to Company the revolving credit and purchasing facility (the "Revolving Facility") as described herein; and

WHEREAS, Secured Party is willing to make the Revolving Facility available to Company under the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, Company and Secured Party hereby agree as follows:

AGREEMENT

1. **Definitions and Index to Definitions**. The following terms used herein shall have the following meanings. All capitalized terms not herein defined shall have the meanings set forth in the Uniform Commercial Code:

1.1. **"Accounts"** – See Section 1.122.1.

1.2. "**Account Debtor**" – Meaning as defined in Article 9 of the UCC, and any other Obligor in respect of Accounts.

1.3. **"Advance"** – Any amount paid by the Secured Party on behalf of the Company or any Obligor under any Financing Documents shall be an Advance for purposes of this Agreement. Each Advance shall increase the principal amount outstanding hereunder.

1.4. "**Advance Rate**" – With respect to a Financing Transaction, shall mean each respective Financing Addendum.

1.5. "**Affiliate**" – means any other Person or entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person or entity. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting stock, by contract, or otherwise.

1.6. "**Availability**" – The Maximum Amount of the Revolving Facility less Advances, minus any required reserves against Availability imposed by the Secured Party in its Discretion.

1.7. "**Avoidance Claim**" – Any claim that any payment received by the Secured Party is avoidable under the Bankruptcy Code or any other debtor relief statute.

1.8. **"Balance Subject to Discount**" – The difference between the unpaid Face Amount of Purchased Accounts and the Reserve Account.

1.9. "**Base Fees**" – The Initial Fee and the Factoring Fee.

1.10. "**Business Day**" – A day on which a bank is open for business in the State of Florida.

1.11. "**Buyer**" – Customer of the Company who has agreed to purchase the Goods which are the subject of this Master Credit and Purchase Agreement.

1.12. **"Buyer Dispute"** – Any dispute, valid or invalid, regarding whether the Goods delivered to the Buyer conform to the Confirmed Purchase Order, whether delivery is timely, or any other dispute regarding the performance of the Company or Supplier.

1.13. **"Buyer Purchase Price"** – With respect to a Financing Transaction, means the aggregate purchase price payable by the Buyer for the Goods under such transaction as set forth in the Confirmed Purchase Order for such Financing Transaction, including any and all additions, substitutions, replacements, and/or changes thereto.

1.14. "**Change of Control**" – Shall mean any and all of the following:

1.14.1. The occurrence of a merger, consolidation, reorganization, recapitalization or share or interest exchange, sale or transfer or any other transaction or series of transactions as a result of which the owners, directly or indirectly, of a majority of any Credit Party's voting stock or voting power as of the date hereof cease to be entitled to elect or appoint at least a majority of such Credit Party's board of directors;

1.14.2. The resignation, termination, replacement, death, disability or any other event which results in Brian Bonar no longer serving as the chief executive officer of either Company, unless a replacement or successor chief executive officer who is reasonably satisfactory to Secured Party is engaged by such Company as its chief executive officer within sixty (60) days following such event; or

1.14.3. The sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of any Company's assets to, or a consolidation or merger with or into, any other Person, other than any such transaction where immediately thereafter the surviving Person is a direct or indirect subsidiary of a Company.

1.15. "**Chosen State**" – Shall mean the State of Florida.

1.16. "**Clearance Days**" – Three (3) Business Days for checks drawn on banks located within the Chosen State and for electronic funds transfers, and ten (10) Business Days for all other payments.

1.17. "**Closed**" – A Purchased Account is closed upon receipt of full payment by Secured Party from a Payor or from the Company (including its being charged to the Reserve Account).

1.18. "**Collateral**" – Shall mean all assets owned by the Company, whether currently existing or hereafter created or acquired, regardless of their location. This includes, but is not limited to, all accounts, chattel paper (including both tangible and electronic forms), deposit accounts, documents, equipment, general intangibles (such as payment intangibles and software), instruments, inventory (comprising all goods held for sale, lease, or to be furnished under a service contract, including returns and repossessions), investment property (such as securities and securities entitlements), Letters of Credit rights, money, and all of the Company's books and records related to any of the aforementioned. Additionally, this encompasses computers and equipment containing said books and records, as well as any and all cash or non-cash proceeds thereof, including but not limited to insurance proceeds, all supporting Obligations and associated security or rights to payments, and all forms of equity interests, whether presently held or subsequently obtained.

1.19. "**Collateral Manager**" – Shall mean all agents appointed by the Secured party in its sole Discretion, to manage Collateral, to include, without limitation:

1.19.1. Financing Tranche A: IBS Investment Bank, its Participants, and assignees;

1.19.2. Financing Tranche B: IBS Investment Bank, its Participants, and assignees;

1.19.3. Financing Tranche C: Reserved.

1.19.4. Financing Tranche D: Reserved

1.20. "**Collateral Management Fee**" – Shall be:

1.20.1. Financing Tranche A: Waived.

1.20.2. Financing Tranche B: $3,500.00 paid monthly;

1.20.3. Financing Tranche C: Reserved.

1.20.4. Financing Tranche D: Reserved

1.21. "**Company**" – Shall mean all Persons listed in the Preamble and Exhibit A.

1.22. "**Complete Termination**" – Complete Termination occurs upon satisfaction of the following conditions:

1.22.1. Payment in full of all Obligations of Company to Secured Party;

1.22.2. If the Secured Party has issued or caused to be issued guarantees, promises, or Letters of Credit on behalf of Company, acknowledgment from any beneficiaries thereof that the Secured Party or any other issuer has no outstanding direct or contingent liability therein; and

1.22.3. The Company has executed and delivered to the Secured Party a General Release in the form attached hereto.

1.23. "**Confirmed Purchase Orders**" – Shall mean Letters of Credit, purchase orders, or other written confirmations issued by a Buyer, in a form acceptable to the Secured Party. This includes any additions, amendments, substitutions, or modifications thereto issued by the Buyer to the Company, which are irrevocable and have not expired or been canceled. Such documents constitute an enforceable agreement for the purchase of Goods by the Buyer.

1.24. "**Conforming**" – Shall mean any Eligible Account purchased by the Secured Party under this Agreement, as further evidenced by the Company's strict adherence to all terms and conditions herein.

1.25. "**Controlled Deposit Accounts**" – Means all Company deposit accounts secured under a deposit account control agreement by the Secured Party, in compliance with Medicare, Anti-Assignment, and other State and Federal rules and regulations.

1.26. "**Covenants**" – See Section 17.

1.27. "**Credit Insurance Fee**" – One-half percent (0.50%) of the Face Amount. Elected by the Company if the Secured Party is not able to extend credit to a particular debtor.

1.28. "**Credit Party**" – Shall mean any Guarantor under a Guaranty of the Obligations or any portion thereof, any Company, and any other Person (excluding the Secured Party or a Participant of the Secured Party), whether presently existing or subsequently acquired or formed. This includes entities that assume obligations as Seller Borrowers, Guarantors, Debtors, Issuers, Sureties, Indemnitors, Pledgors, Assignors, or other Obligors under this Agreement or the Financing Documents. The term "Credit Parties" collectively encompasses all such Persons.

1.29. **"Debtor"** – Shall bear the meaning as defined in Article 9 of the UCC.

1.30. **"Default"** – Shall mean:

1.30.1. Any event, fact, condition, or circumstance that, unless cured or waived, constitutes, becomes, or results in Events of Default; and

1.30.2. Any Event of Default listed in Events of Default herein.

1.31. **"Discount"** – The product of the Discount Rate multiplied by the average daily Balance Subject to Discount.

1.32. **"Discretion"** – Shall mean the sole Discretion of the Secured Party.

1.33. **"Discount Rate"** – Shall be:

1.33.1. Financing Tranche A: Prime Rate plus one percent (1.00%), based on a 360-day year and the actual days elapsed. Notwithstanding the foregoing, at no time shall the Prime Rate applicable to calculating interest be less than the current Prime Rate;

1.33.2. Financing Tranche B: Prime Rate plus two and one-half percent (2.50%), based on a 360-day year and the actual days elapsed. Notwithstanding the foregoing, at no time shall the Prime Rate applicable to calculating interest be less than the current Prime Rate;

1.33.3. Financing Tranche C: Reserved; and

1.33.4. Financing Tranche D: Reserved.

1.34. **"Due Diligence Fee" –** Shall be paid to IBS Equity Fund III, LLC, per the Financing Documents.

1.35. **"Early Termination Date"** – The earlier of:

1.35.1. The termination Date set forth in a Notice of Termination; or

1.35.2. The date on which the Company commits an Event of Default, at the sole Discretion of the Secured Party.

1.36. **"Early Termination Fee"** – The greater of:

1.36.1. Two percent (2.00%) of the Facility Maximum Amount for the first year; or

1.36.2. The average monthly Base Fees earned by Secured Party for the three months having the highest total Base Fees, multiplied by the number of months (or portions thereof) between the Early Termination Date and the end of the current Term.

1.37. **"Eligible Account"** – An Account that is acceptable for Financing as determined by the Secured Party in its sole Discretion.

1.38. **"Eligible Billed Receivable"** – Each Account (other than unbilled receivables) arising in the ordinary course of the Company's business, meeting the following:

1.38.1. Subject to a valid perfected first priority security interest in favor of the Secured Party or Collateral Manager, subject to no other Lien;

1.38.2. Evidenced by an invoice, statement, electronic submission or other documentary evidence satisfactory to Secured Party which has been submitted to the Account Debtor for payment in accordance with applicable Law;

1.38.3. In compliance and conformance with any requisite procedures, requirements and regulations governing payment by such Account Debtor with respect to such Account, and, if due from a Medicaid/Medicare Account Debtor, is properly payable directly to a Company;

1.38.4. Any portion thereof that is payable by a beneficiary, recipient, or subscriber individually and not directly by a third-party obligor acceptable to Secured Party shall not be included as an Eligible Billed Receivable;

1.38.5. Does not arise out of services rendered to, room, board, or other daily living assistance provided to, a sale made to, or out of any other transactions between any Company or any of its Subsidiaries and one or more Affiliates of any Company or any of its Subsidiaries;

1.38.6. Is outstanding for no more than 120 days after the Date of Service with respect to such Account; provided, however, that if more than fifty percent (50%) in Net Collectible Value of the Accounts payable by any one Third-Party Payor are outstanding for more than 120 days after such Accounts' Date of Service, no Accounts payable by such Third-Party Payor shall be Eligible Billed Receivables;

1.38.7. No covenant, agreement, representation, or warranty with respect to such Accounts contained in any Financing Documents has been breached and remains uncured;

1.38.8. To the extent the Account Debtor for such Account is solvent and has a claims-paying ability rating by A.M. Best Company, such rating shall be "A" or better; or to the extent the Account Debtor for such Account does not have a claims-paying ability rating by A.M. Best Company or its claims-paying ability is not rated "A" or better, such Account Debtor is otherwise creditworthy as determined by the Secured Party in its sole Discretion;

1.38.9. There are no proceedings or actions which are threatened or pending against any Account Debtor thereunder which might result in any Material Adverse Change in such Account Debtor's financial condition or the collectability of Accounts with respect to such Account Debtor;

1.38.10. Arises out of a completed, bona fide sale, assignment, lease, license and related delivery of Goods, provision of room, board or other daily living assistance, or rendering of services by a Company in the ordinary course of business, in accordance with applicable Law, and in accordance with the terms and conditions of all purchase orders, contracts, certifications, participations, certificates of need and other agreements and documents relating thereto or forming a part of the contract between a Company and the Account Debtor;

1.38.11. Does not represent the sale of Goods or rendering of services to an Account Debtor with respect to which the obligation of payment by the Account Debtor is or may be conditional for any reason whatsoever, including accounts arising with respect to Goods that were (i) not sold on an absolute basis, (ii) sold on a bill-and-hold sale basis, (iii) sold on a consignment sale basis, (iv) sold on a guaranteed sale basis, (v) sold on a sale or return basis, or (vi) sold on the basis of any other similar understanding, and is not evidenced by chattel paper or an instrument of any kind and has not been reduced to judgment;

1.38.12. Does not represent amounts payable to a Company for the use (whether through leasing or otherwise) of such Company's employees by third Parties;

1.38.13. Is not payable under worker's compensation laws or insurance, automobile insurance, whether a no-fault law or otherwise, does not represent a census capitation payment or a claim for a personal injury, and is not a Self-Pay Account;

1.38.14. The Account Debtor for such Account is not a Governmental Authority, unless all applicable statutes, ordinances, or regulations respecting the assignment of such Account have been complied with; provided, however, neither Company nor Secured Party will be required to comply with any filing or notice requirements under the Assignment of Claims Act (31 U.S.C. § 3727);

1.38.15. Any portion of an Account that is subject to any offset, credit (including any resource or other income credit or offset), lien, deduction, defense, discount, chargeback, freight claim, allowance, adjustment, dispute or counterclaim, is not for a liquidated amount or is contingent in any respect or for any reason (except to the extent that the same is taken into consideration in determining Net Collectible Value) shall not be included as an Eligible Billed Receivable;

1.38.16. Except for deductions taken into consideration in determining Net Collectible Value, there is no agreement with an Account Debtor for any deduction from such Accounts, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each invoice related thereto, such that only the discounted amount of such Accounts after giving effect to such discounts and allowances shall be considered an Eligible Billed Receivable;

1.38.17. No return, rejection, or repossession of goods or services related to it has occurred;

1.38.18. The Account Debtor with respect thereto has its principal place of business or chief executive offices within the continental United States, and the Account is payable to a Company in Dollars;

1.38.19. The Company has not agreed to accept and has not accepted any non-cash payment for such Account;

1.38.20. The Account Debtor is the Medicaid Program, the Account is not in a "Medicaid Pending" status; and

1.38.21. Such Account meets such specifications and requirements other than as set forth above, which may from time to time be established by Secured Party, in Secured Party's sole Discretion, by written notice to Company.

1.39. "**Eligible Receivables**" – Shall mean Eligible Billed Receivables and include such additional Accounts as may be permitted from time to time by the Secured Party.

1.40. "**Events of Default**" – See Section 23.

1.41. "**Exposed Payments**" – Payments received by Secured Party from or for the account of a Payor that has become subject to a bankruptcy proceeding, to the extent such payments cleared the Payor's deposit account within ninety days of the commencement of said bankruptcy case.

1.42. "**Extraordinary Reserve Disbursement Fee**" – Shall mean $750.00.

1.43. "**Face Amount**" – The Face Amount due on an Account at the time of purchase.

1.44. "**Factoring Fee**" – Shall mean the Factoring Fee Percentage multiplied by the Face Amount of a Purchased Account, for each Factoring Fee Period or portion thereof, that any portion thereof remains unpaid, computed from the end of the Initial Fee Period to and including the date on which a Purchased Account is Closed.

1.45. "**Factoring Fee Percentage**" – shall mean:

1.45.1. Financing Tranche A: One-half percent (0.50%);

1.45.2. Financing Tranche B: Two and one-half percent (2.50%); and

1.45.3. Financing Tranche C: Reserved.

1.46. "**Factoring Fee Period**" – Shall be:

1.46.1. Financing Tranche A: Seven (7) days

1.46.2. Financing Tranche B: Thirty (30) days; and

1.46.3. Financing Tranche C: Reserved.

1.47. "**Financing**" – For the purposes of the Master Credit and Purchase Agreement, Financing shall refer to the Secured Party's securing of Collateral under this Agreement for the extension of any of the following:

1.47.1. Purchase order financing;

1.47.2. Factoring;

1.47.3. Receivables financing;

1.47.4. Letters of Credit issuances by the Secured Party;

1.47.5. Equipment financing;

1.47.6. Goods financing;

1.47.7. Equity financing under each respective State and Federal Exemptions; and

1.47.8. Each Financing Transaction must be accompanied by a corresponding Financing Request Package and Financing Addendum

1.48. "**Financing Addendum**" – With respect to a Financing Transaction, a document setting forth, among other things, the Buyer, the Buyer's Purchase Price, the Supplier purchase order, the Confirmed Purchase Orders, Invoices, Intercreditor Agreements, Notice of Assignment (as defined by the UCC), description of Goods, the Suppliers, a detailed itemization of the Secured Party Purchase Price, a detailed itemization of the Funding Fees, any reporting requirements and performance Obligations of the Company, Financing structure, terms and conditions, Financing Tranche Assignment and any other matters appropriate for the Financing Transaction. Such Financing Addendum must be executed by the Parties hereto and will be an addendum to this Agreement.

1.49. "**Financing Base**" – shall mean, as of any date of determination:

1.49.1. The Net Collectible Value of Eligible Receivables, as such Net Collectible Value is determined by Secured Party with reference to the most recent Financing Certificate, other factors deemed relevant by Secured Party and otherwise in accordance with this Agreement; provided, however, that if as of such date of determination the most recent Financing Certificate is of a date more than four (4) Business Days before such date, the Financing Base shall be determined by Secured Party in its sole Discretion; minus

1.49.2. The amount of any reserves or adjustments against the Financing Base provided for in the Agreement or determined by the Secured Party from time to time in its Discretion.

1.50. "**Financing Certificate**" shall refer to a Financing Certificate that is delivered and executed by the Company in the form of Exhibit F, as approved by the Secured Party.

1.51. "**Financing Carveout**" – Refers to any specific exemption from the restrictive Covenants herein, including, but not limited to, Financing Tranches, Indebtedness, and Liens by the Secured Party necessary to implement Participation Agreements and Subordination Agreements.

1.52. "**Financing Documents**" – Shall mean, collectively and each individually, this Agreement, any documents that provide, as security for all or any portion of the Obligations, a Lien on any assets in favor of Secured Party, the Guaranties and any

documents evidencing a security interest in assets as collateral for the Guaranties, the Control Agreements, the Uniform Commercial Code Financing Statements and all other documents or instruments necessary to create or perfect the Liens in the Collateral, the subordination agreements, the landlord waiver and consents, the Financing Certificates, and all other agreements, documents, instruments and certificates heretofore or hereafter executed or delivered to Secured Party in connection with any of the foregoing or the Financing Transaction, as the same may be amended, modified or supplemented from time to time; all of which shall be in form and substance acceptable to the Secured Party in its sole Discretion. Financing Documents shall include Subordination Agreements, Intercreditor Agreements, and tripartite agreements with Participants and Subordinate Secured Parties.

1.53. "**Financing Request Package**" — Shall mean the following documents relating to a Financing Transaction:

1.53.1. Request for Funding & Invoice Submission Package;

1.53.2. Supplier Agreements;

1.53.3. Description of Goods;

1.53.4. Current master supplier lists, including names, addresses, and details of suppliers;

1.53.5. Notice of Assignment in favor of the Secured Party;

1.53.6. Confirmed Purchase Orders;

1.53.7. Invoices;

1.53.8. Supplier Purchase Orders;

1.53.9. Credit Insurance or approval at the Secured Party's Discretion;

1.53.10. Secured Party's written notice to Company of its compliance with Monthly Servicing Requirements;

1.53.11. Financing Addendum;

1.53.12. Approval of the Financing Request Package by the Secured Party's designated Collateral Manager;

1.53.13. Secured Party may also request the following:

(a) A fully executed warehouse agreement, freight forwarder agreement, Supplier Agreement, and customs broker agreement in form acceptable to the Secured Party;

(b) A description of the freight forwarder, shipping company, customs broker, warehouse, and any delivery instructions;

(c) An itemization of all costs related to the Financing Transaction, including but not limited to the cost and sale price of the Goods, shipping and insurance costs, and customs duties; and

(d) All other documents which Secured Party deems necessary in its Discretion in order to determine whether to make a Secured Party Payment, or cause to issue a Letters of Credit, or release an Advance for the purchase of Accounts.

1.54. **"Financing Tranche"** – Shall refer to a distinct segment of the Revolving Facility, each representing a varying risk profile, costs, fees, Advances, Financing Carveouts, Eligible Accounts, and a specific priority in the payment waterfall as further determined by Intercreditor Agreements or agreement among lenders (known as "AAL"). Each Tranche is further defined by the following parameters:

1.54.1. Financing Tranche A: Priority Conforming Financing Transactions;

1.54.2. Financing Tranche B: Conforming and near-Conforming Financing Transactions;

1.54.3. Financing Tranche C: First loss mezzanine financing; and

1.54.4. Financing Tranche D: Conforming Financing Transactions for Confirmed Purchase Orders.

1.55. **"Financing Transaction"** – Shall mean the undertaking of all financing activities conducted between the Secured Party and the Company, in accordance with the terms and conditions specified in this Agreement, each relevant Financing Request Package, and the Financing Addendum, including any amendments, substitutions, or modifications thereto.

1.56. **"Funding Fees"** – Shall mean a Financing Transaction, and bear the meanings specified in each Financing Addendum.

1.57. **"Goods"** – Shall mean all of the Company's finished goods inventory, raw materials, and work-in-process inventory related directly to a Financing Transaction.

1.58. **"Guarantor"** – Shall mean Brian Bonar and each entity and Person now or hereafter guaranteeing the Obligations, including any Guarantor of the accuracy of any one or more representations or warranties of the Company.

1.59. **"Guaranty"** – Shall mean the Obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

1.59.1. To purchase or pay (or Advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, Goods, securities, or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

1.59.2. Entered into for the purpose of assuring, in any other manner, the obligee of such Indebtedness or other obligation of the payment thereof, or to protect such obligee against loss in respect thereof, provided, however, that the term Guaranty shall not include endorsements for collection or deposit in the ordinary course of business.

1.60. "**Indebtedness**" – Shall mean at any date, without duplication:

1.60.1. All Obligations of such Obligor for borrowed money;

1.60.2. All Obligations of such Obligor evidenced by debentures, bonds, notes, or similar instruments;

1.60.3. All capital leases of the Company (as determined in accordance with GAAP);

1.60.4. All non-Contingent Obligations of the Obligor to reimburse any bank or other Person in respect of amounts paid under a Letters of Credit, banker's acceptance, or similar instrument;

1.60.5. All equity securities of such Person subject to repurchase or redemption other than at the sole option of such Person;

1.60.6. All obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person;

1.60.7. "Earnouts," purchase price adjustments, profit sharing arrangements, deferred purchase money amounts, and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts;

1.60.8. All Indebtedness of others guaranteed by such Person; and

1.60.9. All off-balance sheet liabilities of such Person.

1.61. "**Initial Fee**" – Shall be:

1.61.1. Tranche A: one and one-half percent (1.50%);

1.61.2. Tranche B: two and one-half percent (2.50%); or

1.61.3. Tranche C: Reserved.

1.62. "**Initial Fee Period**" – Shall be thirty (30) days from the Purchase Date.

1.63. "**Insolvency Date**" – Shall mean the date on which the Secured Party has reasonably determined that an Account Debtor has become Insolvent.

1.64. "**Insolvent**" – Shall refer to an Account Debtor that has become Insolvent if it fails to pay a Purchased Account **solely** as a result of its financial inability to pay. The burden of proof as to the insolvency of an Account Debtor shall rest solely on the Company, with it being presumed that at all relevant times, an Account Debtor is not Insolvent.

1.65. "**Intercreditor Agreement**" – Shall mean an agreement between the Secured Party and a Subordinate Secured Party or Participant as approved by the Secured Party in writing.

1.66. "**Invoice**" - Shall mean the document that evidences or is intended to evidence an Account. Where the context so requires, reference to an Invoice shall be deemed to refer to the Account to which it relates.

1.67. "**Late Charge**" – Shall mean one percent (1.00%) per month.

1.68. "**Late Payment Date**" – Shall mean:

1.68.1. Ninety (90) days from the date of the Invoice relating to a Purchased Account;

1.68.2. And shall be superseded by each Financing Addendum

1.69. **"Letters of Credit"** – Shall mean each irrevocable depository bank documentary Letters of Credit, standby Letters of Credit, or other non-institutional guaranty agreements issued by the Issuer or Secured Party in favor of the Company's Suppliers or Buyers:

1.69.1. To acquire Goods;

1.69.2. Provide performance guarantees; and

1.69.3. Non-institutional credit enhancements;

1.69.4. In a form acceptable to the Secured Party in its sole Discretion.

1.70. **"Lien"** – Shall mean any security interest, pledge, mortgage, encumbrance, restriction, lien, or charge of any kind, or any arrangement pursuant to which title to the Collateral is retained by or vested in by a party for security purposes.

1.71. **"Line Fee"** – 1.00% of the Maximum Amount, paid to IBS Equity Fund III, LLC in accordance with the corresponding Financing Documents.

1.72. "**Material Adverse Change**" or **"Material Adverse Effect"** – shall mean any Events of Default, acts, conditions, or occurrences of any nature—including adverse determinations in litigation, arbitration, or governmental investigations or proceedings—whether occurring singularly or in combination with other events, acts, conditions, or occurrences, whether related or unrelated, which directly or indirectly cause a significant

negative change in, or impose a significant adverse impact on, the financial or other condition, operations, business, properties, or prospects of any of the Credit Parties. Furthermore, such an event affects the rights, effects of Default, and remedies of the Secured Party under any Financing Documents, as well as the capacity of any Credit Party to fulfill its obligations under such Financing Documents.

1.73. "**Maximum Amount**" – Shall mean $5,000,000.00.

1.74. **"Medicaid"** – Shall mean that certain program of medical assistance, funded collaboratively by the Federal government and individual States, designed to support impoverished individuals who are aged, blind, disabled, or members of families with dependent children. This program is comprehensively described in Title XIX of the Social Security Act (42 U.S.C. §§ 1396 et seq.) and the regulations promulgated thereunder, or any successor program.

1.75. "**Medicaid/Medicare Account Debtor**" – Shall mean any Account Debtor which is:

1.75.1. The United States of America acting under the Medicaid or Medicare program established pursuant to the Social Security Act or any other Federal healthcare program, including TRICARE and CHAMPVA;

1.75.2. Any State or the District of Columbia acting pursuant to a health plan adopted pursuant to Title XIX of the Social Security Act or any other State healthcare program; or

1.75.3. Any agent, carrier, administrator, or intermediary for any of the foregoing.

1.76. **"Medicaid Pending"** – Shall mean that an application for Medicaid payment on behalf of a patient has not yet been approved by Medicaid.

1.77. **"Medicaid Program"** – Shall mean a medical assistance program administered by a State agency and approved by the Federal Centers for Medicare and Medicaid Services (formerly the Federal Health Care Financing Administration) pursuant to the terms of Title XIX of the Social Security Act, codified at 42 U.S.C. 1396 et seq.

1.78. "**Minimum Advance Amount**" – Shall be:

1.78.1. Tranche A: $300,000.00;

1.78.2. Tranche B: $150,000.00; or

1.78.3. Tranche C: Reserved.

1.79. "**Minimum Funding Fee**" – Shall be:

1.79.1. Tranche A: $3,500.00;

1.79.2. Tranche B: $1,500.00; or

1.79.3. Tranche C: Reserved.

1.80. "**Minimum Monthly Fee**" – Shall mean $0.

1.81. "**Misdirected Payment Fee**" – Shall mean:

1.81.1. $750.00; plus

1.81.2. Fifteen Percent (15%) of the amount of any payment (but in no event less than $1,000) on account of a Purchased Account (and, after the occurrence of an Event of Default, payments on accounts of any Account) which has been received by Company or a third party and not paid by Company to Secured Party on the next Business Day following the date of receipt by Company or the date of Company's knowledge of receipt by such third party; or

1.81.3. Thirty Percent (30%) of the amount of any such payment which has been received by Company or any third party as a result of any action taken by Company to cause such payment to be made to Company or any third party.

1.82. "**Missing Notation Fee**" – Shall be 15% of the Face Amount.

1.83. **"Monthly Servicing Requirements"** or **"Required Actions"** – Shall mean the Company's obligation to comply with monthly, quarterly, and periodic notices, status notifications, and requirements issued by the Secured Party to the Company.

1.84. **"Net Collectible Value"** – Shall mean the amount that the Secured Party reasonably expects from time to time to be collected with respect to Eligible Accounts from third-party payors within 120 days of the Date of Service taking into account historical and recent collection rates for each payor class (e.g., Medicare, Medicaid, commercial, etc.), entitled reimbursement pursuant to any contract or arrangement between the Company and the applicable Account Debtor(s), offsets, historical returns, rebates, discounts, credits and allowances, and other factors that affect the collectability of Eligible Accounts.

1.85. "**Notice of Assignment**" – Any form of notice delivered at the Secured Party's Discretion, an agreement among a Buyer, the Company, and the Secured Party, in a form acceptable to the Secured Party, requiring Account Debtors or Buyers to remit all payments otherwise due to the Company directly to the Secured Party before Account Debtors or Buyers may discharge their obligations.

1.86. "**Notice of Termination**" – A notice sent by the Company to the Secured Party in the form of Exhibit E, evidencing the Company's election to terminate this Agreement.

1.87. **"Obligations"** – All present and future obligations, indebtedness, and liabilities of any Credit Party to the Secured Party at any time and from time to time of every kind, nature and description, direct or indirect, secured or unsecured, joint and several absolute and contingent, due or to become due, matured or unmatured, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, under any of the Financing

Documents or under applicable law including all applicable fees, charges, expenses and all amounts paid or Advanced by the Secured Party on behalf of or for the benefit of any Credit Party for any reason at any time, including in each case obligations of performance as well as Obligations of payment and interest that accrue after the commencement of any proceeding under any debtor relief law by or against any such Person.

1.88. "**Obligor**" – Shall mean the Company, the Guarantor, the Credit Party, the Affiliates, the Parent, or the Person.

1.89. **"Parent"** – Shall mean Dalrada Technology Group Inc., a Wyoming corporation.

1.90. **"Participant"** – Shall mean each third-party lender, factor, investor, or Person that will execute or have executed an Intercreditor Agreement in favor of the Secured Party on the account of the Company.

1.91. **"Parties"** – Shall mean the Secured Party, Company, Guarantor, Parent and Credit Parties.

1.92. "**Payor**" – Shall mean an Account Debtor or other obligor on an Account, or an entity making payment thereon for the account of such party.

1.93. "**Permitted Indebtedness**" – Shall mean:

1.93.1. Indebtedness under the Financing Documents;

1.93.2. Capitalized Lease Obligations incurred after the Closing Date and secured only by the Equipment being leased pursuant to such Capitalized Lease Obligations;

1.93.3. A purchase-money obligation, as defined in Section 9-103(a) of the UCC, provided that the aggregate amount thereof outstanding at any time shall not exceed $150,000.00;

1.93.4. Subordinated debt as evidenced through an Intercreditor Agreement executed by the Secured Party;

1.93.5. Indebtedness in connection with Advances made by an equity holder in order to cure any Default of the Covenants set forth on Annex I or in this Agreement;

1.93.6. Repayment and remedies to all of the Obligations and to all the Secured Party's rights, in form and substance satisfactory to the Secured Party;

1.93.7. Accounts payable to trade creditors and current operating expenses incurred in the ordinary course of business and paid on a timely basis;

1.93.8. Indebtedness in the form of insurance premiums financed through the applicable insurance company;

1.93.9. Current liabilities which are incurred in the ordinary course of business, and which are not incurred through the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services, provided that the aggregate amount thereof outstanding at any time shall not exceed $100,000.00;

1.93.10. Endorsement of negotiable instruments by any Credit Party for deposit or collection in the ordinary course of business;

1.93.11. Indebtedness of any Credit Party incurred in the ordinary course of business in respect of overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements, and other cash management and similar arrangements, as well as in connection with securities and commodities arising in relation to the acquisition or disposition of Permitted Investments, shall not be considered obligations in connection with margin financing, bankers' acceptances, bank guarantees, letters of credit, warehouse receipts, or similar facilities. This also includes the endorsement of instruments for deposit, the financing of insurance premiums, deferred compensation, or similar arrangements for the employees of any Credit Party. Additionally, obligations to pay insurance premiums, take-or-pay obligations contained in Supply Agreements, and Indebtedness owed to any person providing property, casualty, business interruption, or liability insurance to any Credit Party are included, provided that such Indebtedness does not exceed the unpaid cost and is incurred solely to defer the annual insurance premium's cost. Furthermore, the total outstanding amount of such Indebtedness shall not surpass $100,000.00;

1.93.12. Indebtedness of any Credit Party in the form of reimbursements owed to its officers, directors, consultants, and employees;

1.93.13. Indebtedness of any Credit Party in respect of judgments, decrees, attachments, or awards which do not constitute Events of Default;

1.93.14. Any other unsecured Indebtedness incurred by the Credit Parties in an aggregate outstanding amount not to exceed $150,000 at any one time, and

1.93.15. Any other Indebtedness to which Secured Party may expressly consent in writing prior to its incurrence, which consent shall be in the sole Discretion of Secured Party.

1.94. **"Permitted Termination Period"** – Shall mean the period between thirty days and ninety days immediately prior to the end of a Term.

1.95. **"Person"** – Shall mean any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust, or other organization, regardless of legal status, and also includes any Governmental Authority or other entity of any nature.

1.96. **"Prime Rate"** – Shall mean the rate of interest quotation for the Prime Rate as published by the Wall Street Journal. Each change in the Prime Rate is automatically effective as of the first Business Day following such change, without further notice, and is conclusive. The adjusted Prime Rate is the applicable Prime Rate thereafter used in the calculation of interest payable under this Agreement.

1.97. **"Project"** – Shall mean:

1.97.1. Any healthcare facility (including any assisted living facility, skilled nursing facility, or short- or long-term rehabilitation facility) operated or owned or leased by any Company or any of its Subsidiaries; or

1.97.2. The Company's activities that are governed under any healthcare-related contract for the sale of Goods and services.

1.98. **"Purchase Date"** – Shall mean the date on which the Secured Party, in its sole Discretion, remits written notification to the Company of the Secured Party's agreement to purchase an Account.

1.99. **"Purchase Price"** – Shall mean the Face Amount of a Purchased Account less the Initial Fee and Indebtedness.

1.100. **"Purchased Accounts"** – Shall mean the Accounts purchased hereunder which have not been Closed.

1.101. **"Repurchased"** – Shall mean the Account has been repurchased when the Company has remitted the then-outstanding Face Amount to the Secured Party.

1.102. **"Required Reserve Amount"** – Shall be the sum of:

1.102.1. The Reserve Percentage multiplied by the unpaid balance of Purchased Accounts; and

1.102.2. 100% of the unpaid Face Amount of all Purchased Accounts that are more than thirty days past due.

1.103. **"Reserve Account"** – Shall mean a ledger account maintained by the Secured Party, representing the portion of the Purchase Price that remains unpaid to the Company. The Reserve Account is maintained to ensure the Company's adherence to the provisions outlined herein.

1.104. **"Reserve Percentage"** – Shall be 10%, as superseded by each respective Financing Addendum.

1.105. **"Reserve Shortfall"** – Shall mean the amount by which the Reserve Account is less than the Required Reserve Amount.

1.106. **"Revolving Facility"** – Shall mean the syndicated, multi-tranche Financing arrangement between the Secured Party and the Company under this Master Credit and Purchase Agreement, in accordance with the Preamble and each applicable Financing Addendum.

1.107. **"Revolving Facility Credit Enhancement"** – Shall mean the performance standby Letters of Credit or guarantees issued by IBS Investment Bank through its affiliate, IBS Equity Fund III, LLC, functioning as the primary credit enhancement for Financing Transactions in favor of the Secured Party, Participants, and Subordinate Secured Parties.

1.108. "**SBLC Agreement**" – Shall mean the Master Performance Standby Letters of Credit and Guaranty Agreement dated December 31, 2025, executed by IBS Equity Fund III, LLC and the Company.

1.109. "**Schedule of Accounts**" – Shall mean a form supplied by the Secured Party to the Company, wherein the Company lists its Accounts and requests their purchase by the Secured Party under the terms of this Agreement.

1.110. "**Secured Party**" – Shall mean IBS Private Credit Fund IV, LLC pursuant to the Preamble.

1.111. "**Secured Party Purchase Price**" – Shall refer to a Financing Transaction equating to the sum of:

1.111.1. The Secured Party payments paid to the Supplier or Company; plus

1.111.2. Letters of Credit issued to Suppliers for Goods acquired under a Financing Transaction, as further itemized and set forth in each respective Financing Addendum.

1.112. **"Subordination Agreement"** – Shall mean each agreement between the Secured Party and another creditor of the Company, as may be amended, supplemented, restated, or modified from time to time in accordance with its terms thereof, pursuant to Indebtedness or other Obligations owed by the Company or the Liens securing such Indebtedness granted by the Company to such creditors are subordinated in any manner to the Obligations and the Liens established under the Financing Documents. The terms and provisions of each Subordination Agreement are deemed to have been agreed upon and are acceptable to the Secured Party at its sole Discretion, which may include requirements that the Subordinated Debt:

1.112.1. Not mature prior to the end of the Term;

1.112.2. Not require any payment other than interest during the Term; and

1.112.3. Will receive no payments following an Event of Default.

1.113. **"Subordination Debt"** – Shall mean any Indebtedness of the Company incurred in accordance with the terms specified in the Financing Documents and with the prior written consent of the Secured Party. All such documents must be in a form and substance acceptable to the Secured Party at its sole Discretion.

1.114. **"Subordinate Secured Party"** – Each third-party lender, factor, investor, or Participant that will execute or have executed an Intercreditor Agreement or Subordination Agreement in favor of the Secured Party on the account of the Company.

1.115. **"Subsidiary"** – Shall mean:

1.115.1. as to Company, any Person in which more than fifty percent (50%) of all equity, membership, partnership, or other ownership interests is owned directly or indirectly, by such Company through one or more of its Subsidiaries; and

1.115.2. as to any other Person, any Person in which more than fifty percent (50%) of all equity, membership, partnership, or other ownership interests is owned directly or indirectly by such Person through one or more of such Person's Subsidiaries. Each reference to a Subsidiary shall be a reference to a Subsidiary of the Company.

1.116. **"Supplier"** – Any entity or Person that has agreed to sell Goods to the Company, which Goods are the subject of a Financing Request Package and Financing Addendum.

1.117. **"Supplier Agreement"** – An agreement between the Secured Party, Company, and a Supplier, in a form acceptable to Secured Party, wherein, among other things, the Supplier (i) confirms the accuracy of the Supplier Purchase Orders, including, without limitation, the Goods, quantities, prices and ship dates, (ii) covenants that it will ship the Goods by a certain date after its receipt of Secured Party Payment and/or Letters of Credit, (iii) acknowledges that the Company has no unpaid Supplier Purchase Orders due and owing to the Supplier that will affect the shipment of the Goods and will not setoff any payments received by Secured Party as a result of other amounts due and owing to the Supplier by Company, and (iv) agrees, upon request of Secured Party, to return any Secured Party Payments and/or L/C Advances directly to Secured Party upon any breach of the terms and conditions of the Supplier Agreement.

1.118. **"Supplier Purchase Order"** – Any purchase order issued by the Company to the Supplier and/or any invoice or proforma invoice issued by the Supplier to the Company that details, among other things, the description of Goods to be produced and shipped by the Supplier, the quantity of Goods, cost of the Goods, shipping terms, and promised ship dates.

1.119. "**Term**" – A five-year period computed from the date hereof.

1.120. "**Termination Date**" – The earlier of (i) the Early Termination Date, or (ii) the end of the last Term which was not extended under Section 25.2 hereof.

1.121. "**Termination Notice**" – See Section 25.2.

1.122. "**Transaction Expenses**" – Shall mean all payments due to the Secured Party for any Advances made by the Secured Party, encompassing all Funding Fees, Indebtedness, Obligations, and any other fees related to or resulting from the execution of this Master Credit and Purchase Agreement, as determined at the Discretion of the Secured Party.

1.123. "**UCC**" – The Uniform Commercial Code (or any successor statute) as adopted in the State of Florida, or as adopted and in force in the State of Florida or, when the laws of any other State govern the method or manner of the perfection or enforcement of any security interest in any of the Collateral, the Uniform Commercial Code (or any successor statute) of such State.

1.124. **"Other Definitional Provisions"** –

1.124.1. "**Accounts**" – Shall mean all of the Company's:

(a) accounts (as that term is defined in the UCC);

(b) payment intangibles (as that term is defined in the UCC);

(c) Confirmed Purchase Orders;

(d) All other rights of payment, collection, or reimbursement (whether owed directly to the Company or assigned to the Company by a patient or third party) that are due, arising out of or to arise out of the rendering of services, the provision of room, board, or other daily living assistance, or the sale, assignment, lease, or license of equipment, prosthetics, pharmaceuticals, or other goods. This includes rights established prior to or after the date of this Agreement and encompasses all rights of the Company related to payment, collection, or reimbursement concerning such services from any insurer, federal or State government agency, or other third party. Whether billed on a fee-for-service basis, monthly per-patient capitation, or any other basis, regardless of whether Accounts, payment intangibles, or rights of payment, collection, or reimbursement have been invoiced, billed, written off, partially paid, or currently assigned to collection agencies or other third-party service providers.

(e) Without limiting the foregoing, Accounts shall also encompass all monies owed or becoming owed to the Company, as well as obligations to the Company in any form (whether arising in connection with contracts, contract rights, instruments, or chattel paper), regardless of whether they are earned through performance, existing now or in the future. This includes all documents of title or other documents representing any of the aforementioned, as well as all collateral security and guarantees of any kind, now or in the future, provided by any Person with respect to any of the foregoing.

1.124.2. "**Healthcare Laws**" – Shall mean all applicable laws relating to the possession, control, warehousing, marketing, sale and distribution of pharmaceuticals, the

operation of medical or senior housing facilities (such as, but not limited to, nursing homes, skilled nursing facilities, rehabilitation hospitals, intermediate care facilities and adult care facilities), patient healthcare, patient healthcare information, patient abuse, the quality and adequacy of medical care, rate setting, Equipment, personnel, operating policies, fee splitting, including:

(a) all Federal and State fraud and abuse laws, including the Federal Anti-Kickback Statute (42 U.S.C. §1320a-7b (6)), the Stark Law (42 U.S.C. §1395nn), the civil False Claims Act (31 U.S.C. §3729 et seq.);

(b) TRICARE;

(c) HIPAA;

(d) Medicare;

(e) Medicaid;

(f) Patient Protection and Affordable Care Act (P.L. 111-1468);

(g) Health Care and Education Reconciliation Act of 2010 (P.L. 111-152);

(h) quality, safety, and Accreditation standards and requirements of all applicable State laws or regulatory bodies;

(i) all laws, policies, procedures, requirements, and regulations pursuant to which Healthcare Permits are issued; and

(j) any and all other applicable Healthcare Laws, regulations, manual provisions, policies, and administrative guidance, each of (a) through (j) as may be amended from time to time.

1.124.3. The term "Guaranty" used as a verb has a corresponding meaning. The term "Guaranties" shall mean the plural of Guaranty.

1.124.4. The word "including" when used herein shall mean "including without limitation."

1.124.5. The words "hereof," "herein," "hereunder," and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, schedule, and exhibit references herein are references to sections, schedules, and exhibits to this Agreement unless otherwise specified.

1.124.6. Each term defined in the singular form in Section 1 shall mean the plural thereof when the plural form of such term is used in this Agreement or any addendum, certificate, amendment, report or other document made or delivered pursuant

hereto, and each term defined in the plural form in Section 1 shall mean the singular thereof when the singular form of such term is used herein or therein.

1.124.7. Unless otherwise specified herein, all terms defined in this Agreement shall retain the meanings assigned above when used in any addenda, certificates, amendments, reports, or other Financing Documents made or delivered pursuant to this Agreement. Terms not defined therein shall have the meanings ascribed in the UCC or prevailing State law; provided, however, that any term relating to Government Receivables or Payors shall be interpreted in accordance with applicable Federal Healthcare Laws and regulations if a conflict arises.

2. **Sale; Purchase Price; Billing**

2.1. **Assignment and Sale.**

2.1.1. Company shall offer to sell to the Secured Party as absolute owner, without recourse, such of Company's Accounts as are listed from time to time on Schedules of Accounts.

2.1.2. Each Schedule of Accounts shall be accompanied by such documentation supporting and evidencing the Account, as the Secured Party shall from time-to-time request.

2.1.3. Company must offer for sale to the Secured Party all Accounts owing to the Company by an Active Account Debtor.

2.1.4. Secured Party may, but need not, purchase from the Company such Accounts as Secured Party determines to be Eligible Accounts.

2.1.5. Secured Party does not intend to purchase any Account that will cause the unpaid balance of Purchased Accounts to exceed the Maximum Amount.

2.1.6. Secured Party shall pay the Purchase Price of any Purchased Account, less any amounts due to Secured Party from Company, within two (2) Business Days of the Purchase Date, whereupon the Accounts shall be deemed purchased hereunder.

2.1.7. Notwithstanding anything to the contrary contained herein, Secured Party shall not make any payment to Company in an amount less than the Minimum Advance Amount, except upon the request of the Company, whereupon Company shall pay the Minimum Funding Fee to Secured Party.

3. **Conditions Precedent; Financing Transactions.**

3.1.1. Secured Party shall not effectuate a Financing Transaction unless or until:

(a) Secured Party holds a perfected security interest in the Collateral and a first priority security interest in the Goods and the Related Accounts that may arise in connection with the sale of such Goods to Buyers;

(b) Secured Party has received Guaranties, in a form acceptable to the Secured Party in its Discretion, signed by all Guarantors;

(c) Secured Party has received from Company all Letters of Credit applications and any other documents required by the Issuer or Secured Party, duly completed and signed;

(d) Secured Party has received proof of adequate insurance, with an appropriate loss payee endorsement;

(e) Company shall be in compliance with all material laws and regulations applicable to it and its business;

(f) there shall not have occurred any Event of Default or Material Adverse Change in the financial condition of the Company;

(g) Company shall have delivered, or caused to be delivered, all Financing Documents duly executed and in form and substance satisfactory to the Secured Party in its Discretion;

(h) Company shall be in compliance with all Covenants as of the date each Financing Request Package is presented to the Secured Party;

(i) Company must be in compliance with the Secured Party's Monthly Servicing Requirements; and

(j) Company shall have assigned as Collateral all of its rights, title, and interest in the underlying Collateral to the Secured Party for the Company's Obligations hereunder.

4. **Billing.**

4.1.1. Secured Party shall provide a monthly statement to all Payors itemizing their account activity during the preceding billing period. All Payors will be instructed to make payments to the Secured Party.

5. **Reserve Account**.

5.1. Company shall pay to the Secured Party, as maintained by the Secured Party, on demand, the amount of any Reserve Shortfall.

5.2. Secured Party shall pay to the Company any amount by which the Reserve Account exceeds the Required Reserve Amount on the third Business Day following the 15th, as well as on the last Business Day of each month, at its sole Discretion. Upon the

termination of this Agreement or the occurrence of any Event of Default, whether cured or waived, such payments by the Secured Party to the Company shall be rendered no more than once per month.

5.3. At the Company's request, and with the Secured Party's approval, the Secured Party shall disburse Excess Reserves to the Company upon request and shall debit the Reserve Account with the Extraordinary Reserve Disbursement Fee.

5.4. Secured Party shall charge the Reserve Account with any Obligation.

5.5. Secured Party shall pay any amounts due to the Company hereunder by crediting the Reserve Account.

5.6. On the Insolvency Date pertaining to an unpaid Purchased Account that has not been Repurchased, the Secured Party shall credit the Reserve Account with the difference, if any, between:

5.6.1. The amount theretofore credited to the Reserve Account relating to said Purchased Account; and

5.6.2. The product of the Advance Rate relating to said Account and the Face Amount thereof.

5.7. Secured Party shall purchase from Company the Repurchased Account on the Insolvency Date.

5.8. Secured Party may retain the Reserve Account until Complete Termination.

6. **Exposed Payments.**

6.1. Upon termination of this Agreement, the Company shall pay to the Secured Party (or the Secured Party may retain) to hold in a non-segregated, non-interest-bearing account the amount of all Exposed Payments (the "Preference Reserve").

6.2. Secured Party may charge the Preference Reserve with the amount of any Exposed Payments that the Secured Party pays to the bankruptcy estate of the Payor that made the Exposed Payment, on account of a claim asserted under Section 547 of the Bankruptcy Code.

6.3. Secured Party shall refund to the Company from time to time that balance of the Preference Reserve for which a claim under Section 547 of the Bankruptcy Code can no longer be asserted due to the passage of the statute of limitations, settlement with the bankruptcy estate of the Payor, or otherwise.

7. **Authorization for Purchases**.

7.1. Subject to the terms and conditions of this Agreement, Secured Party is authorized to purchase Accounts upon telephonic, facsimile, or other instructions received from anyone purporting to be an officer, employee, or representative of Company.

8. **Credit Insurance.**

8.1. In the event that the Secured Party declines to purchase an Account, the Company may request that the Secured Party seek to credit insure the Account with a credit insurer acceptable to the Secured Party in its sole Discretion.

8.2. In the event that the Secured Party is successful in obtaining credit insurance on such Account, Secured Party shall:

8.2.1. Advise the Company;

8.2.2. Purchase the Account hereunder; and

8.2.3. On or about the Purchase Date, charge the Reserve Account with the Credit Insurance Fee.

9. **Reimbursements, Fees, and Expenses**.

9.1. Company shall pay to Secured Party:

9.1.1. **Facility Fee.** Due at the execution of this Agreement as further described above;

9.1.2. **Factoring Fee**. The Factoring Fee on the date on which a Purchased Account is Closed, as further described herein and by each Financing Addendum;

9.1.3. **Discount**. The Discount, on the date on which a Purchased Account is Closed, as further described herein and by each Financing Addendum;

9.1.4. **Minimum Monthly Fee.** Any amount by which the Base Fees earned in any month (prorated for partial months) is less than the Minimum Monthly Fee, to be paid on the first day of the following month;

9.1.5. **Unused Line Fee.** Waived by Secured Party at its Discretion**;**

9.1.6. **Collateral Management Fee.** Due at the execution of this Agreement as further described above;

9.1.7. **Misdirected Payment Fee**. Any Misdirected Payment Fee is immediately upon its accrual. It is recognized that the costs imposed upon Secured Party by the Company's action or inaction resulting in the imposition of this fee are difficult to ascertain, and this fee represents the good faith effort to compensate Secured Party without imposing upon the Parties the expensive burden of litigating that cost and is the agreed liquidated damages with result therefrom;

9.1.8. **Missing Notation Fee**. The Missing Notation Fee applies to any invoice issued by the Company to a Payor that does not include the notice as required herein. It is acknowledged that the costs incurred by the Secured Party due to the Company's actions or inactions leading to the application of this fee are challenging to determine. Consequently, this fee represents a good-faith effort to compensate the Secured Party without subjecting the Parties to the costly burden of litigation. It also constitutes the agreed liquidated damages arising therefrom;

9.1.9. **Early Termination Fee.** The Early Termination Fee shall apply if the Early Termination Date occurs prior to the expiration of the Permitted Termination Period, regardless of whether the Company actually terminates this Agreement on the Early Termination Date.

9.1.10. **Late Charge**. The Late Charge, on demand, on all past due amounts due from Company to Secured Party hereunder.

9.1.11. **Transaction Fees**. The out-of-pocket expenses directly incurred by the Secured Party in the administration of this Agreement; and

9.1.12. **Payment by Credit Card.** In the event a Payor makes a payment to Secured Party using a credit card, Secured Party shall credit to the obligation of the Account Debtor the amount credited to Secured Party by Secured Party's credit card processor, *net of any processing fees*.

10. **Repurchase Of Accounts.**

10.1. Secured Party may require that the Company repurchase, by payment of the then-unpaid Face Amount thereof, together with any unpaid fees relating to the Purchased Account on demand:

10.1.1. **Notwithstanding Insolvency**. Notwithstanding an Account Debtor becoming Insolvent:

(a) Any Purchased Account:

(i) The payment of which has been disputed by the Payor obligated thereon, Secured Party being under no obligation to determine the bona fides of such dispute;

(ii) For which Company has breached any warranty as set forth herein

(b) Purchased Accounts upon the occurrence of an Event of Default, or upon the termination date of this Agreement.

10.1.2. **Absent Insolvency of an Account Debtor.** If an Account Debtor has not become Insolvent on or prior to the Late Payment Date, any Purchased Account that remains unpaid beyond the Late Payment Date.

10.2. Secured Party may require that Company pay to the Secured Party the product of the Unpaid Face Amount of a Purchased Account owed by an Account Debtor which has become Insolvent and the Reserve Percentage.

11. **Collateral Documents; Security Interest in Collateral**.

11.1. As collateral securing the Obligations, Company grants to the Secured Party a continuing first priority security interest in the Collateral.

11.2. The Company hereby acknowledges that Secured Party is authorized to file pre-closing UCC-1 Financing Statements concerning the Collateral, including any amendments or continuations related thereto, without requiring the signature of any Company in jurisdictions deemed appropriate by Secured Party from time to time. The Company hereby ratifies, confirms, and consents to any such filings made by the Secured Party prior to the date hereof.

11.3. The Company hereby agrees to execute any additional documents or Financing Statements which the Secured Party deems necessary in its reasonable Discretion in order to evidence the Secured Party's security interest in the Collateral.

11.4. The Company shall not permit the existence of any financing statement in any public office concerning any Collateral or its proceeds. The Company grants the Secured Party full power of attorney to execute, deliver, file, register, and record, in the name of the Company or all of its entities, any financing statements, schedules, assignments, instruments, and documents necessary to perfect the Secured Party's security interest in or lien on any Collateral. If deemed necessary or advisable beyond the authority of this power of attorney, and upon reasonable notice and request by the Secured Party, the Company shall:

11.4.1. Execute, obtain, deliver, file, register, and record any and all financing statements, continuation statements, stock powers, instruments, and other documents, or facilitate the execution, filing, registration, recording, or delivery of any of the foregoing, as may be necessary or required under applicable law or otherwise, or reasonably requested by the Secured Party to be executed, filed, registered, obtained, delivered or recorded to create, maintain, perfect, preserve, validate or otherwise safeguard the pledge of the Collateral to the Secured Party, as well as the Secured Party's perfected first priority Lien on the Collateral. Furthermore, the Company irrevocably grants the Secured Party the right, at the Secured Party's Discretion, to file any or all of the aforementioned documents; and

11.4.2. Defend the Collateral and the Secured Party's perfected first priority Lien (subject to Permitted Indebtedness) thereon against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to the Secured Party, and pay all reasonable costs and expenses (including reasonable in-house documentation and diligence fees and reasonable legal expenses and reasonable

attorneys' fees and expenses) in connection with such defense, which may at the Secured Party's Discretion be added to the Obligations and increase the principal amount outstanding hereunder.

12. **Financial Statements, Reports, and Other Information**.

12.1. The Company will provide:

12.1.1. Financial Reports. Submitted to Secured Party:

(a) as soon as available and in any event within ninety (90) days after the end of each fiscal year;

(b) within thirty (30) days after the end of each calendar month, the unaudited consolidated financial statements of the Parent and its Subsidiaries;

(c) All such financial statements shall be prepared in accordance with GAAP consistently applied with prior periods. With each such financial statement, Company shall also deliver a Compliance Certificate of its chief executive officer or chief financial officer in the form set forth in Exhibit F (a "**Compliance Certificate**") showing compliance with all financial and loan covenants set forth in Annex I;

12.1.2. Bank Statements. Shall be submitted to the Secured Party as soon as available, and in any event within ten (10) days after the end of each calendar month, statements from the Company's bank showing all account activity for the preceding calendar month;

12.1.3. Aging Reports. Shall be submitted to the Secured Party promptly upon availability and, in any case, within ten (10) days following the conclusion of each calendar month. These reports shall include detailed aging schedules of accounts receivable and accounts payable as of the end of the respective month, in a form deemed satisfactory to the Secured Party. Forms 941. Submitted within thirty days following the end of each calendar quarter, Company shall furnish Secured Party with a copy of all IRS Forms 941 required to be filed by the Company with respect to the quarter ten ended.

12.1.4. Operating Budget. Shall be submitted to Secured Party upon request, inclusive of consolidated month-by-month projected operating budgets, projections, balance sheets, and cash flow reports of and for the Company as further detailed by the Secured Party upon request.

12.1.5. Other Materials.

(a) *Communications with Equity Owners.* Any reports, returns, information, notices, and other materials that the Company shall send or be required to send to all its stockholders, members, partners, or other equity owners at any time;

(b) *Cost Reports*. All Medicare and Medicaid cost reports and other documents and materials filed by or on behalf of Company and any other reports, materials, or other information regarding or otherwise relating to Medicaid or Medicare prepared by, for, or on behalf of Company;

(c) *Medicare/Medicaid Documents*. Any other reports, materials or other information regarding or otherwise relating to Medicaid or Medicare prepared by, for, or on behalf of, Company or any of their Subsidiaries, including copies of licenses and permits required by any applicable Federal, State, foreign or local law, statute ordinance or regulation or Governmental Authority for the operation of its business, Medicaid or Medicare provider numbers and agreements, State surveys, participating agreements relating to medical plans and copies of all Medicare or Medicaid surveys, or other surveys or reviews conducted by any government health plan or Accreditation entity;

(d) *Monthly Reports*. Within ten (10) days after the end of each calendar month for such month, including a report of the status of all payments, denials and appeals of all Medicaid and Medicare Accounts, sales and collection report (including credits issued) in a form satisfactory to the Secured Party, all such reports showing a reconciliation to the amounts reported in the monthly financial statements, and a report of census and occupancy percentage;

(e) *Insurance Renewals*. Prior to the expiration date of each of the insurance policies required to be maintained pursuant to this Agreement, proof of the renewal of each such insurance policy, together with copies of the declarations page for each such renewed policy;

(f) *Accountants Communications*. Promptly upon receipt thereof, copies of any reports submitted to Company by their independent accountants in connection with any interim audit of the books of any Company and copies of each management control letter provided by such independent accountants; and

(g) *Required Actions*. Such additional information, documents, statements, reports, and other materials as the Secured Party may request, from a credit or security perspective or otherwise, from time to time. The Company must deliver all Required Actions to the Secured Party within eight (8) Business Days of receipt.

13. **Healthcare Related Operations**.

13.1. Company will:

13.1.1. Timely file or cause to be timely filed, all cost reports required by Healthcare Laws, which reports shall be materially accurate and complete in all respects and not misleading in any material respect, and which shall not remain open or unsettled, except in accordance with applicable settlement appeals procedures that

are timely and diligently pursued and except for any processing delays of any Governmental Authority;

13.1.2. Timely file or cause to be timely filed (after giving effect to any extension duly obtained), all notifications, reports, submissions, Permit renewals and reports (other than cost reports as provided in Section 10.1.1(a)(ii) above) of every kind whatsoever required by Healthcare Laws (which reports will be materially accurate and complete in all respects and not misleading in any respect and shall not remain open or unsettled).

13.1.3. Maintain in full force and effect, and a corporate health care regulatory compliance program ("CCP") which includes at least the following components and allows the Secured party or any of its assigned advisors from time to time to review such CCP including:

(a) standards of conduct and procedures that describe compliance policies regarding laws, with an emphasis on prevention of fraud and abuse;

(b) specific officer within high-level personnel identified as having overall responsibility for compliance with such standards and procedures;

(c) training and education programs which effectively communicate the compliance standards and procedures to employees and agents, including fraud and abuse laws and illegal billing practices;

(d) auditing and monitoring systems and reasonable steps for achieving compliance with such standards and procedures, including publicizing a report system to allow employees and other agents to report criminal or suspect conduct and potential compliance problems anonymously;

(e) disciplinary guidelines and consistent enforcement of compliance policies, including discipline of individuals responsible for the failure to detect violations of the CCP; and

(f) mechanisms to immediately respond to detected violations of the CCP.

13.1.4. The company will at all times comply with HIPAA.

13.1.5. Company possess the following NABP (Specialty Pharmacy and Digital Pharmacy), URAC (Specialty Pharmacy), URAC (Mail Service Pharmacy accreditations ("Accreditations") and will:

(a) maintain Accreditations in good standing without limitation or impairments;

(b) promptly submit to the accrediting organization a plan of correction for any deficiencies listed on any accreditation survey report; and

(c) cure all such deficiencies within such time frame as is necessary to preserve and maintain in good standing, without limitation or impairment such Accreditation.

14. **Clearance Days**.

14.1. For all purposes under this Agreement, Clearance Days will be added to the date on which the Secured Party receives any payment.

15. **Authorization to Secured Party**.

15.1. Company irrevocably authorizes Secured Party at Company's expense, to exercise at any time any of the following powers until all of the Obligations have been paid in full:

15.1.1. Receive, take, endorse, assign, deliver, accept and deposit, in the name of Secured Party or Company, proceeds of any Collateral;

15.1.2. Take or bring, in the name of Secured Party or Company, all steps, actions, suits or proceedings deemed by Secured Party necessary or desirable to effect collection of or other realization upon Secured Party's Accounts;

15.1.3. With respect to any of the following established or issued for the benefit of Company, either individually or as a member of a class or group, file any claim under (i) any bond or (ii) under any trust fund.

15.1.4. Pay any sums necessary to discharge any lien or encumbrance which is senior to Secured Party's security interest in any assets of Company, which sums shall be included as Obligations hereunder, and in connection with which sums the Late Charge shall accrue and shall be immediately due and payable;

15.1.5. File in the name of Company or Secured Party or both:

(a) Mechanics lien or related notices, or

(b) Claims under any payment bond, in connection with goods or services sold by Company in connection with the improvement of realty;

15.1.6. Notify any Payor obligated with respect to any Account, that the underlying Account has been assigned to Secured Party by Company and that payment thereof is to be made to the order of and directly and solely to Secured Party;

15.1.7. Communicate directly with Company's Payors to verify the amount and validity of any Account created by Company.

15.1.8. After an Event of Default:

(a) Change the address for delivery of mail to Secured Party and to receive and open mail addressed to Company;

(b) Extend the time of payment of, compromise or settle for cash, credit, return of merchandise, and upon any terms or conditions, any and all Accounts and discharge or release any Account Debtor or other obligor (including filing of any public record releasing any lien granted to Company by such Account Debtor), without affecting any of the Obligations;

15.1.9. File any initial financing statements and amendments thereto that:

(a) Indicate the collateral as all assets of the Company or words of similar effect, regardless of whether any particular asset comprised in the collateral falls within the scope of Article 9 of the UCC, or as being of an equal or lesser scope or with greater detail;

(b) Contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether the Company is an organization, the type of organization, and any organization identification number issued to the Company and, (ii) in the case of a financing statement filed as a fixture filing or indicating collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the collateral relates; and

(c) Contain a notification that the Company has granted a negative pledge to the Secured Party, and that any subsequent lienor may be tortuously interfering with Secured Party's rights;

15.1.10. Advise third Parties that any notification of Company's Account Debtors will interfere with Secured Party's collection rights.

15.2. Company authorizes Secured Party to accept, endorse and deposit on behalf of Company any checks tendered by an Account Debtor "in full payment" of its obligation to Company. Company shall not assert against Secured Party any claim arising therefrom, irrespective of whether such action by Secured Party effects an accord and satisfaction of Company's claims, under §3-311 of the Uniform Commercial Code, or otherwise.

16. **<u>ACH Authorization</u>**.

16.1. In order to satisfy any of the Obligations, Company authorizes Secured Party to initiate electronic debit or credit entries through the ACH system to any deposit account maintained by Company.

17. **<u>Covenants</u>**.

17.1. Company covenants and agrees that, from the date hereof and until the termination of this Agreement and performance of all of Company's Obligations hereunder:

17.1.1. Company shall immediately advise the Secured Party if and when a Financing Transaction has been cancelled or attempted to have been cancelled, or any action

or communication adverse to the completion or performance of a Financing Transaction has occurred.

17.1.2. Company shall permit the Secured Party or any representatives thereof, without notice to Company, during usual business hours, to periodically:

(a) Have access to all premises where Collateral is located for the purposes of inspecting (and removing, if after the occurrence of an Event of Default) any of the Collateral, including the Company's books and records; and

(b) Inspect, audit, make copies of, take pictures, and make extracts from the Company's records as the Secured Party may request.

17.1.3. Without expense to the Secured Party, the Secured Party may use any of Company's personnel, equipment, including computer equipment, programs, printed output, and computer-readable media, supplies, and premises for the collection of accounts and realization on other Collateral as Secured Party, in its sole Discretion, deems appropriate.

17.1.4. Company shall pay all out-of-pocket Expenses of the Secured Party (including, but not limited to, fees and disbursements of Secured Party's counsel) incident to (whether by judicial proceedings or otherwise, and whether any resulting dispute resolution procedure involving tort, contract, or other claims):

(a) The preparation, negotiation, execution, administration, and enforcement of the Financing Documents, any amendments, extensions, and renewals thereof, and any other documents prepared in connection with any transactions between Company and Secured Party, whether or not executed;

(b) Any Expenses incurred by Secured Party (whether or not for the benefit of Company) under this Agreement, including, without limitation, all expenses for postage relating to the mailing of statements, travel, inspections, invoices, and verifications, and all expenses relating to any audits and/or inspections of all or any portion of the Collateral;

(c) The protection of Secured Party's rights under the Financing Documents; and

(d) Defending against any and all claims against Secured Party regarding any of its acts of commission or omission directly or indirectly relating to the Financing Documents; or in any way arising out of a bankruptcy proceeding commenced by or against Company, including but not limited to Expenses incurred in enforcing or defending the Secured Party's claims against the Company or the Collateral, defending any avoidance actions, and Expenses related to the administration of said proceeding.

17.2. Following written notice from the Secured Party to the Company, and automatically, without notice, upon the occurrence of an Event of Default, the Company shall not (extend the time for payment of any of its Accounts, compromise or settle any of its

Accounts for less than the full amount, release, in whole or in part, any Payor, or grant any credits, discounts, allowances, deductions, return authorizations, or similar concessions concerning any of the Accounts.

17.3. Company shall not create, incur, assume, or permit to exist any security interest or lien upon or with respect to the Goods, or the Collateral by any third party, except the security interest of the Secured Party or otherwise addressed by an intercreditor agreement or subordination agreement consented by the Secured Party in writing.

17.4. Before sending any Invoice to an Account Debtor, the Company shall mark the same with such notice of assignment as the Secured Party may require.

17.5. Company shall pay when due all payroll and other taxes and shall provide proof thereof to Secured Party in such form as Secured Party shall reasonably require.

17.6. Company shall not create, incur, assume, or permit to exist any lien upon or with respect to any assets in which Secured Party now or hereafter holds a security interest.

17.7. Notwithstanding the Company's obligation to pay the Misdirected Payment Fee, the Company shall pay to the Secured Party on the next banking day following the date of receipt by the Company the amount of:

17.7.1. Any payment on account of a Purchased Account.

17.7.2. After the occurrence of an Event of Default, any payment on account of any Account.

17.8. **Inspection; Audits**.

17.8.1. From time to time as requested by the Secured Party, at the sole expense of Company, Secured Party shall have access, during reasonable business hours if prior to an Event of Default and at any time if on or after an Event of Default, to all premises where Collateral is located for the purposes of inspecting (and removing, if after the occurrence of an Event of Default) any of the Collateral, including Company's books and records, and Company shall permit Secured Party to make copies of such books and records or extracts therefrom as Secured Party may request.

17.8.2. Without expense to the Secured Party, the Secured Party may use any of the Company's personnel, equipment, including computer equipment, programs, printed output, and computer-readable media, supplies, and premises for the collection of Accounts and realization on other Collateral as the Secured Party, in its sole Discretion, deems appropriate.

17.8.3. The Company irrevocably authorizes all accountants and third Parties employed by the Company to disclose and deliver to the Secured Party at the Company's expense all financial information, books and records, work papers, management reports, and other information in their possession relating to the Company.

18. **Avoidance Claims**.

18.1.1. If, following the receipt of any payment or proceeds from Collateral applied to fulfill any Obligation, the Secured Party becomes subject to an Avoidance Claim (i.e., a claim that any payment received by the Secured Party from or on behalf of an Account Company may be deemed avoidable under the Bankruptcy Code or any other relevant relief statutes), and is consequently required or compelled to surrender or return such payments or proceeds to any Person, then the Obligation intended to be satisfied by such payment or application shall be deemed immediately reinstated and shall remain in full force and effect as if such payment or proceeds had not been received by the Secured Party.

18.1.2. Company shall indemnify the Secured Party from any loss arising out of the assertion of any Avoidance Claim other than such claims that relate to Purchased Accounts that are owed by an Account Debtor which was Insolvent at the time the subject payment was received by Secured Party, and shall pay to Secured Party on demand the amount thereof.

18.1.3. Company shall notify Secured Party within two Business Days of it becoming aware of the assertion of an Avoidance Claim.

18.1.4. This provision shall survive termination of this Agreement.

19. **Account Disputes**.

19.1. Company shall notify Secured Party promptly of and, if requested by the Secured Party, will settle all disputes concerning any Purchased Account, at Company's sole cost and expense. The Secured Party may, but is not required to, attempt to settle, compromise, or litigate (collectively, "Resolve") the dispute upon such terms as the Secured Party, in its sole Discretion, deems advisable, for the Company's account and risk and at the Company's sole expense. Upon the occurrence of Events of Default, the Secured Party may resolve such issues with respect to any Account of the Company.

20. **Representations and Warranties**. The Company represents and warrants that:

20.1. It is fully authorized to enter into this Agreement and to perform hereunder;

20.2. This Agreement constitutes its legal, valid, and binding obligation; and

20.3. The Company is solvent and in good standing in the jurisdiction of its organization.

20.4. The Purchased Accounts are and will remain:

20.4.1. Bona fide existing Obligations created by the sale and delivery of Goods or the rendition of services in the ordinary course of the Company's business;

20.4.2. To the best of the Company's knowledge, unconditionally owed and will be paid to the Secured Party without defenses, disputes, offsets, counterclaims, or rights

of return or cancellation, other than Accounts owed by an Account Debtor that was Insolvent;

20.4.3. Not sales to any entity that is affiliated with the Company or in any way not an "arm's length" transaction.

20.5. The Secured Party has or will be able to assume a senior security interest in Collateral prior to an Advance or the execution of a Financing Addendum; and

20.6. The Company has not received notice or otherwise learned of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any applicable Account Debtor regarding Purchased Accounts.

21. **Indemnification**.

21.1. The Company agrees to indemnify the Secured Party against and save the Secured Party harmless from any and all manner of suits, claims, liabilities, demands, and expenses (including reasonable attorneys' fees and collection costs) resulting from or arising out of this Agreement, whether directly or indirectly, including the transactions or relationships contemplated hereby (including the enforcement of this Agreement), and any failure by the Company to perform or observe its obligations under this Agreement.

22. **Disclaimer of Liability**.

22.1. In no event will the Secured Party be held liable to the Company for any lost profits, lost savings, or other consequential, incidental, or special damages that result from, arise out of, or are connected with this agreement, the transactions or relationships contemplated herein, or the Secured Party's performance or failure to perform as stipulated, even if the Secured Party has been advised of the possibility of such damages.

23. **Default**.

23.1. **Events of Default.**

23.1.1. The following events will constitute an Event of Default hereunder:

(a) Defaults under the Financing Documents;

(b) Cross-Defaults under the SBLC Agreement;

(c) Any draw or claim is initiated against the Revolving Facility Credit Enhancement;

(d) Defaults under Participation Subordination or Intercreditor Agreements entered into by the Secured Party;

(e) The Company defaults in the payment of any Obligations or in the performance of any provision hereof or of any other agreement now or hereafter entered into with Secured Party, or any warranty or representation contained herein proves to be false in any way, however minor;

(f) Company defaults under any Intercreditor Agreement, loan, or factoring documents between the Company and the Company's lenders benefiting the Secured Party on account of the Company, or related to the Intercreditor Agreement;

(g) Any Guarantor defaults in the performance of its Obligations to Secured Party or notifies Secured Party of its intention to rescind, modify, terminate or revoke the Guaranty with respect to future transactions, or the Guaranty ceases to be in full force and effect for any reason whatever;

(h) A Confirmed Purchase Order is cancelled, revoked, excused, or otherwise inapplicable, or Buyer refuses delivery of Goods for any reason, such that Buyer is no longer obligated to purchase the Goods;

(i) Company or any guarantor of the Obligations becomes subject to any debtor-relief proceedings;

(j) Any such guarantor fails to perform or observe any of such Guarantor's obligations to Secured Party or shall notify Secured Party of its intention to rescind, modify, terminate or revoke any guaranty of the Obligations, or any such guaranty shall cease to be in full force and effect for any reason whatever;

(k) An adverse change occurs, or any event or circumstance occurs that could reasonably be expected by Secured Party to have an adverse change with respect to the financial condition or operations of Company, which results in a material impairment of the prospect of repayment of the Obligations;

(l) Company confesses inability to perform under this Agreement;

(m) Any Representation or Warranty or statement made herein or in any report, assignment, certificate, financial statement, instrument, or the Financing Documents furnished in connection with this Agreement, shall prove to be false or misleading in any material respect;

(n) Company fails to perform any Covenant, condition, or agreement contained herein, or Company violates any Covenant herein;

(o) Any security interest, encumbrance, or lien attached to any money, property, or assets of the Company in the hands or possession of the Secured Party or Intercreditor;

(p) Any provision of this Agreement shall, for any reason, cease to be in full force and effect, or be declared null and void or unenforceable in whole or in part, or the validity or enforceability of any such document shall be challenged or denied;

(q) The Company enters into any agreement that provides for a security interest in any of the Collateral without the express written consent or agreement of the Secured Party. This does not apply to security interests that are addressed by a subordination agreement or Intercreditor Agreement executed by the Company, Secured Party, and the Company's lender(s);

(r) Secured Party for any reason, in good faith, deems itself insecure with respect to the prospect of repayment or performance of the Obligations.

23.2. **Waiver of Notice**. SECURED PARTY'S FAILURE TO CHARGE OR ACCRUE INTEREST OR FEES AT ANY "DEFAULT" OR "PAST DUE" RATE SHALL NOT BE DEEMED A WAIVER BY SECURED PARTY OF ITS CLAIM THERETO.

23.3. **Effect of Default ("Remedies")**.

23.3.1. Upon the occurrence of any Event of Default, all outstanding Obligations shall accrue fees at the Default Rate, and in addition to any other remedies available to the Secured Party under the Financing Documents, at law, in equity or otherwise, the Secured Party may:

(a) Immediately terminate this Agreement, at which time all Obligations shall immediately become due and payable without notice;

(b) Declare all Obligations to be immediately due and payable, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived by the Company;

(c) Require Company to immediately provide the Secured Party with cash collateral in the amount of any undrawn face amount of any Letters of Credit;

(d) Immediately and without expiration of any period of grace, enforce payment of all Obligations and exercise any and all other remedies granted to it under the Agreement, at law, in equity, or otherwise;

(e) Cause the Late Charge to accrue and become payable on demand on any Obligation not paid when due;

(f) Accelerate the Early Termination Fee to become immediately due and payable without notice;

(g) Exercise equitable relief without having to establish a lack of an adequate remedy at law or any grounds other than demonstrating that the Goods or the Collateral are at risk of dissipation or are otherwise not being properly made available to the Secured Party as stipulated in this Agreement. If the

Secured Party considers it necessary to pursue equitable relief, including but not limited to injunctive or receivership remedies, as a consequence of an Event of Default, the Company waives any requirement for the Secured Party to post or otherwise obtain any bond. Alternatively, should the Secured Party, at its sole discretion, choose to procure and post a bond, it may do so by filing a bond with the court in an amount not exceeding $100,000.00, notwithstanding any contrary requirement under common or statutory law. Upon posting such a bond, the Secured Party shall be entitled to all rights and benefits as if such bond were posted in accordance with State law. The Company waives any rights it may hold, including the right to recover attorney's fees or expenses, in the event that any equitable relief granted to the Secured Party is subsequently vacated, dissolved, or reversed for any reason.

(h) Change the delivery address for correspondence to the Company, and undertake the responsibility to receive, open, and review all mail addressed to the Company. To the extent that any mail appears to be unrelated to the interests of the Secured Party, such mail shall be made available to the Company for pickup or otherwise transferred to the Company. This duty to transfer such mail shall commence thirty (30) days after the Secured Party initially obtains physical possession of the Company's mail.

(i) Limit the Company's sole remedy for any breach alleged to have been committed by the Secured Party concerning any obligation or duty owed under this Agreement, any other agreement between the Company and the Secured Party, or any duty or obligation arising out of or related to this Agreement, shall be limited to the amount that the Secured Party maintains as a reserve against Obligations, as described herein, at the time notice of such breach is first given to the Secured Party in writing. Under no circumstances shall the Secured Party be liable for any incidental, special, or consequential damages, including, but not limited to, loss of goodwill, loss of profit, or any other losses associated therewith, whether the Secured Party was aware or should have been aware of a potential loss resulting from any general or specific requirement of the Company.

(j) In addition to all other remedies available to the Secured Party under this Agreement and by law, upon any Event of Default or upon any written demand made upon the Company by the Secured Party, the Secured Party shall have the right to issue written notice to the Company, stating that the Company shall be obligated to purchase from the Secured Party, for an amount equivalent to all outstanding Obligations of the Company, all Goods held by or being warehoused on behalf of the Secured Party concerning all Financing Transactions for which the Secured Party has, for any reason, failed to receive the Transaction Expenses. The Company shall be required to comply with the Secured Party's written demand within five (5) Business Days of such demand, and upon compliance, the Secured Party's title to such Goods shall transfer to the Company as specified in

section 5.4. If the Company fails to fulfill its obligation to purchase such Goods, the Secured Party shall be entitled to seek compensatory damages and may also pursue mandatory specific enforcement of this section without the necessity of posting any bond.

(k) If, in its Discretion, the Secured Party deems it advisable, and without any obligation whatsoever to do so, the Secured Party may facilitate Financing Transactions and charge the Company for any and all costs and Expenses incurred to do the same. The Secured Party may use, in conjunction with any assembly or disposition of the Collateral, a trademark, trade name, copyright, patent right, or technical process used or utilized by Company;

(l) Grant extensions, compromise claims, and settle the matters related to the Confirmed Purchase Orders and/or Related Accounts in any reasonable manner and for less than face value, all without any prior notice to or consent from the Company;

(m) Offset any funds held by the Secured Party for Obligations of the Company to the Secured Party and pursue any other remedy at law or in equity available to the Secured Party; and

(n) THE COMPANY RELINQUISHES ANY REQUIREMENT THAT THE SECURED PARTY INFORM THE COMPANY BY AFFIRMATIVE ACT OR OTHERWISE OF ANY ACCELERATION OF THE COMPANY'S OBLIGATIONS HEREIN. FURTHERMORE, THE SECURED PARTY'S FAILURE TO CHARGE OR ACCRUE FUNDING FEES AT THE DEFAULT RATE SHALL NOT BE CONSIDERED A WAIVER BY THE SECURED PARTY OF ITS CLAIM THERETO.

24. **Account Stated**.

24.1. Secured Party shall render to Company a statement via online, email, or portal reporting setting forth the transactions arising hereunder.

24.2. Each statement shall be considered correct and binding upon Company as an account stated, except to the extent that Secured Party receives, within sixty days after such statement has been made available to Company, written notice from Company of any specific exceptions by Company to that statement, and then it shall be binding against Company as to any items to which it has not objected.

25. **Amendment and No Waiver**.

25.1. Only a writing signed by all Parties hereto may amend this Agreement. No failure to exercise and no delay in exercising any right, power, or Remedies hereunder shall impair any right, power, or Remedies which Secured Party may have, nor shall any such delay be construed to be a waiver of any of such rights, powers, or remedies, or any acquiescence in any breach or default hereunder; nor shall any waiver by Secured Party of any breach or default by Company hereunder be deemed a waiver of any default or

breach subsequently occurring. All rights and Remedies granted to Secured Party hereunder shall remain in full force and effect notwithstanding any single or partial exercise of, or any discontinuance of action begun to enforce, any such right or Remedy. The rights and remedies specified herein are cumulative and not exclusive of each other or of any rights or remedies that Secured Party would otherwise have. Any waiver, permit, consent or approval by Secured Party of any breach or default hereunder must be in writing and shall be effective only to the extent set forth in such writing and only as to that specific instance.

25.2. **Termination; Effective Date**.

25.3. This Agreement will be effective on the date it is signed by the Parties, shall continue for the Term, and shall be automatically extended for successive Terms unless Company shall provide at least thirty days prior written notice to Secured Party of its intention to terminate ("Termination Notice") whereupon this Agreement shall terminate on the end of the then existing Term.

25.4. All Obligations shall be due and payable on the Termination Date.

26. **No Lien Termination without Release**.

26.1. In recognition of the Secured Party's right to have its attorneys' fees and other expenses incurred in connection with this Agreement secured by the Collateral, notwithstanding payment in full of all Obligations by Company, Secured Party shall not be required to record any terminations or satisfactions of any of Secured Party's liens on the Collateral unless and until Complete Termination has occurred. The Company understands that this provision constitutes a waiver of its rights under §9-513 of the UCC.

27. **Conflict**.

27.1. Unless otherwise expressly stated in any other agreement between Secured Party and Company, if a conflict exists between the provisions of this Agreement and the provisions of such other agreement, the provisions of this Agreement shall control.

28. **Severability**.

28.1. In the event that any one or more of the provisions contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect, then such provision shall be ineffective only to the extent of such prohibition or invalidity, and the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

29. **Relationship of Parties**.

29.1. Notwithstanding the foregoing, the Company acknowledges that no such relationship exists, and the Company will not seek to establish such a relationship in the future. The Company hereby waives any rights to assert, now or at any time thereafter, the existence

or creation of such a fiduciary relationship in any legal action or proceeding, including claims, counterclaims, or crossclaims for damages.

30. **Attorneys' Fees**.

30.1. The Company agrees to reimburse the Secured Party on demand for:

30.1.1. The actual amount of all costs and expenses, including attorneys' fees, which the Secured Party has incurred or may incur in:

(a) Negotiating, preparing, or administering this Agreement and any documents prepared in connection herewith;

(b) Any way arising out of or in connection with this Agreement, and whether or not arising out of a dispute which does not involve the Secured Party;

(c) Protecting, preserving, or enforcing any lien, security, or other right granted by Company to Secured Party or arising under applicable law, whether or not suit is brought, including but not limited to the defense of any Avoidance Claims or the defense of Secured Party's lien priority;

30.1.2. The actual amount of all costs and expenses, including attorneys' fees, which Secured Party may incur in enforcing this Agreement and any documents prepared in connection herewith, or in connection with any Federal or State insolvency proceeding commenced by or against Company, including those:

(a) Arising out of the automatic stay,

(b) Seeking dismissal or conversion of the bankruptcy proceeding, or

(c) Opposing confirmation of Company's plan thereunder.

31. **Entire Agreement**.

31.1. This Agreement supersedes all other agreements and understandings between the Parties hereto, verbal or written, express or implied, relating to the subject matter hereof. No promises of any kind have been made by Secured Party or any third party to induce Company to execute this Agreement. No course of dealing, course of performance, or trade usage, and no parole evidence of any nature, shall be used to supplement or modify any terms of this Agreement or any of the Financing Documents.

32. **Choice of Law**.

32.1. This Agreement and all transactions contemplated hereunder and/or evidenced hereby shall be governed by, construed under, and enforced in accordance with the internal laws of the Chosen State.

33. **Jury Trial Waiver**.

33.1. **IN RECOGNITION OF THE HIGHER COSTS AND DELAY WHICH MAY RESULT FROM A JURY TRIAL, THE PARTIES HERETO WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING HEREUNDER, OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY FURTHER WAIVES ANY RIGHT TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.**

34. **Venue; Jurisdiction**.

34.1. The Parties agree that any suit, action or proceeding arising out of the subject matter hereof, or the interpretation, performance or breach of this Agreement, shall, if Secured Party so elects, be instituted in the United States District Court for the Chosen State or any court of said State located in the Chosen State (the "Acceptable Forums"}, each party agrees that the Acceptable Forums are convenient to it, and each party irrevocably submits to the jurisdiction of the Acceptable Forums, irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, and waives any and all objections to jurisdiction or venue that it may have under the laws of the Chosen State or otherwise in those courts in any such suit, action or proceeding. Should such a proceeding be initiated in any other forum, Company waives any right to oppose any motion or application made by Secured Party as a consequence of such proceeding having been commenced in a forum other than an Acceptable Forum. The Parties acknowledge that this section shall be independently binding on the Parties regardless of any claim made by Company that this Agreement has been breached by Secured Party, that Company has been, in any way, excused from performance, or otherwise.

35. **Time of the Essence**.

35.1. It is agreed that time is of the essence in all matters herein.

36. **Service of Process**.

36.1. Company agrees that Secured Party may effect service of process upon Company by regular mail at the address set forth herein or at such other address as may be reflected in the records of Secured Party, or at the option of Secured Party by service upon Company's agent for the service of process.

37. **Assignment**

37.1. Secured Party may assign its rights and delegate its duties hereunder. Upon such assignment, Company shall be deemed to have attorned to such Assignee and shall owe the same obligations to such Assignee and shall accept performance hereunder by such Assignee as if such Assignee were Secured Party.

38. **Counterparts**.

38.1. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument.

38.2. Delivery of an executed counterpart of the signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement, and any party delivering such an executed counterpart of the signature page to this Agreement by facsimile to any other party shall thereafter also promptly deliver a manually executed counterpart of this Agreement to such other party, provided that the failure to deliver such manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

39. **Notice**.

39.1. All notices required to be given to any party other than the Secured Party shall be deemed given upon the first to occur of:

39.1.1. Transmittal by electronic means to a receiver under the control of such party, or

39.1.2. Actual receipt by such party or an employee or agent of such party.

39.2. All notices to the Secured Party shall be deemed given upon actual receipt by a responsible officer of the Secured Party.

39.3. For the purposes hereof, notices hereunder shall be sent to the following addresses, or to such other addresses as each such party may in writing hereafter indicate:

COMPANY

Address:	600 La Terraza Blvd Escondido, CA 92025
Officer:	Brian Bonar
Email address:	__________________

SECURED PARTY

Address:	1500 Corporate Center Way, Suite 102 Wellington, Florida
Contact:	IBS Risk Management and Ilene Tognini, ESQ.
Email address:	IBSRMTeam@myinstitutionalbanking.com and ITognini@myinstitutionalbanking.com

40. **Miscellaneous**.

40.1. **Choice of Law.** This Agreement and all transactions contemplated hereunder and/or evidenced hereby shall be governed by, construed under, and enforced in accordance with the internal laws of the Chosen State without regard to any conflict-of-law-rules.

40.2. **Successor Entity.** In the event that the Company's principal(s), including but not limited to its officer(s) or director(s), during the term of this Agreement or while the Company remains liable to the Secured Party for any obligations under this Agreement, whether directly or indirectly, including acting by, through, or in conjunction with any other Person, cause to form a new entity or otherwise become associated with any new or existing entity—whether corporate, partnership, limited liability company, or otherwise—in a business that is similar to or competitive with that of the Company, such entity shall be deemed to have expressly assumed the Obligations owed to the Secured Party under this Agreement unless the Secured Party is first notified of such association and explicitly consents in writing to waive the Secured Party's rights under this provision. Regarding any such entity, the Company shall be considered to have granted the Secured Party an irrevocable power of attorney with authority to file, naming such newly formed or existing entity as the Company, an initial UCC financing statement, and to have it filed with all appropriate Secretaries of State or other UCC filing offices. The Secured Party shall be indemnified by the Company and its principals and shall be released from any liability resulting from the Secured Party's authentication and filing of any such financing statement or the resultant perfection of its ownership or security interests in the assets of such entity. The Secured Party shall have the right to notify the entity's buyers of its rights, including, without limitation, the right to collect all Accounts, and to notify any creditor of such entity that the Secured Party has such rights in the assets of the entity.

40.3. **Non-Assumable Bankruptcy.** This Agreement shall be regarded as a form of financial accommodation and shall not be assumed by any Company, trustee, or Company-in-possession in any bankruptcy proceeding without the explicit written consent of the Secured Party. Additionally, the Agreement may be suspended if a bankruptcy petition is filed by or against the Company.

40.4. **Tax Forms.** The Company shall fully complete and execute, as the taxpayer, a Form 8821 issued by the Department of the Treasury, Internal Revenue Service, or such other forms as may be requested by the Secured Party, prior to or immediately upon the execution of this Agreement. The Form 8821 shall irrevocably authorize the Secured

Party to, among other things, inspect or receive tax information pertaining to any type of tax, tax form, years or periods, or otherwise desired by the Secured Party on an ongoing basis.

40.5. **Supplier Dispute.** Company agrees that upon the occurrence of a Supplier Dispute, the Secured Party may, in its Discretion, either require the Company to accept delivery notwithstanding the Supplier Dispute and make payment as provided for herein immediately, or the Secured Party may retain such Goods or require a return of the Goods and deal directly with the Supplier regarding such Supplier Dispute.

40.6. **Buyer Dispute.** Company agrees that upon the occurrence of a Buyer Dispute, or if Buyer for any reason fails to accept the Goods or rejects the Goods, Company shall immediately pay Secured Party all Transaction Expenses related to such Goods.

40.7. **Successors and Assigns.** Whenever in this Agreement any of the Parties hereto is referred to, such reference shall also be deemed to include the respective heirs, personal representatives, legal representatives, successors and assigns of such Parties, and all covenants and promises and agreements contained in this Agreement, by or on behalf of the Company, shall inure to the benefit of the successors, and assigns of the Secured Party.

40.8. **Participations.** The Secured Party may at any time, without the consent of, or notice to the Company, sell to one or more Persons participating interests in its commitments or other interests hereunder. Notwithstanding any other provision of the Financing Documents, Secured Party may disclose to any Participant all information, reports, financial statements, certificates, and documents obtained under any provision of the Financing Documents. In the event of a sale by the Secured Party of a participating interest to a Participant, the Company shall continue to deal solely and directly with the Secured Party in connection with the Secured Party's rights and Obligations hereunder. Furthermore, amounts payable by the Company shall be determined as if the Secured Party had not sold such participation and shall be paid directly to the Secured Party. Company agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Subordinated Secured Party under this Agreement.

40.9. **Assignments.** The Secured Party may at any time assign the Secured Party's rights and obligations hereunder and under all other Financing Documents to one or more Assignees. Upon receipt of notice of such Assignment, Company shall treat the Assignee as the Secured Party for all purposes hereunder and under the other Financing Documents. Each Assignee shall have all of the rights and benefits with respect to the Obligations, Collateral and Financing Documents held by it as fully as if the original holder thereof; provided that, Company shall not be obligated to pay under this Agreement to any Assignee any sum in excess of the sum which Company would have been obligated to pay to the Secured Party had such assignment not been effected. Notwithstanding any other provision of the Financing Documents, the Secured Party

may disclose to any Assignee all information, reports, financial statements, certificates, and documents obtained under any provision of any Financing Document. The Company may not offset any amounts owing to the Company by an Assignee from any amounts owed by the Company to such Assignee pursuant to this Agreement.

40.10. **Termination and Satisfaction Release.** In acknowledgment of the Secured Party's right to have its attorneys' fees and other Expenses incurred in connection with this Agreement secured by the Collateral, notwithstanding the full payment of all Obligations by the Company, the Secured Party shall not be required to record any terminations or satisfactions of the Secured Party's Security Interest in the Collateral unless and until the Company has executed and delivered to the Secured Party a general release in a form deemed acceptable by the Secured Party at its sole discretion. The Company acknowledges that this provision constitutes a waiver of its rights under Uniform Commercial Code (UCC) § 9-513. The Company acknowledges that the Secured Party, and solely the Secured Party, shall have the authority to file a termination statement concerning this or any other transaction between the Company and the Secured Party, and that any such filing by a Person other than the Secured Party shall be considered wrongful, unauthorized, and criminally negligent. The Company agrees that it shall not seek, and hereby waives any right to seek, damages against the Secured Party for its failure or refusal to file a UCC termination statement upon the Company's request, provided that the Secured Party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

"SECURED PARTY":
IBS Private Credit Fund IV, LLC

By: ______________________
Name: Jason Jackson
Title: Principal

"CREDIT PARTY":
Genefic, Inc.

By: ______________________
Name: Brian Bonar
Title: Chief Executive Officer

"CREDIT PARTY":
Genefic Holdings 1, Inc.

By: ______________________
Name: Brian Bonar
Title: Chief Executive Officer

"CREDIT PARTY":
Genefic Holdings 2, Inc.

By: ______________________
Name: Brian Bonar
Title: Chief Executive Officer

"CREDIT PARTY":
Genefic RX DX, Inc.

By ______________________
Name: Brian Bonar
Title: Chief Executive Officer

"CREDIT PARTY":
Boost Diagnostics, Inc.

By: ______________________
Name: Brian Bonar
Title: Chief Executive Officer

"CREDIT PARTY":
Genefic Specialty RX, Inc.
D/B/A Genefic Specialty Pharmacy

By: ______________________
Name: Brian Bonar
Title: Chief Executive Officer

"CREDIT PARTY":
IV Services, LLC
Genefic Infusion RX

By: ______________________
Name: Brian Bonar
Title: Chief Executive Officer

"CREDIT PARTY":
Dalrada Technology Group Inc
as Corporate Guarantor

By ______________________
Name: Brian Bonar
Title: Chief Executive Officer

"CREDIT PARTY":
Personal Guarantor

By: ______________________
Name: Brian Bonar, individually